Transaction Schedule
From 11-29-96 To 01-27-97

           Acct               Exec.
Date       ID     Actvy    Qty     Price
--------   -----  ----     ---     --------

12-02-96  bcm4 by    20,000   35.0625
12-04-96  bcm4 by     5,000   27.5000
12-12-96  bcm4 by     5,000   27.6250
01-22-97  baf  by     5,000   28.8750
01-22-97  bcm4 by     5,000   28.8464
01-22-97  bcm4 by    30,000   28.8464
01-23-97  baf  by    10,000   29.2500
01-23-97  bcm4 by     5,000   29.2500
01-24-97  baf  by    15,000   26.5000